Exhibit 10.10

2012 AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS 2012 AMENDMENT TO EMPLOYMENT AGREEMENT (this “2012 Amendment”) is made and entered into as of the 21st day of December, 2012, by and between MOBILE MINI, INC., a Delaware corporation (the “Company”), and MARK E. FUNK (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties”.

RECITALS

WHEREAS, the Company and Executive previously entered into that certain Employment Agreement dated as of October 15, 2008 (the “Original Employment Agreement”);

WHEREAS, the Employment Agreement was amended by that certain 2009 Amendment to Employment Agreement dated effective as of January 1, 2009 (the “2009 Amendment”; and together with the Original Employment Agreement, the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to further amend the Employment Agreement pursuant to the terms set forth in this 2012 Amendment.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained, the Parties hereby represent, covenant and agree to amend the Employment Agreement (revisions underlined) as follows:

1. Section 6(b) is hereby deleted in its entirety and replaced with the following new Section 6(b):

“6(b) Without Cause; For Good Reason. If the Executive’s employment by the Company is terminated by the Company prior to a Change in Control other than for Cause, death or Disability, or by the Executive for Good Reason, or the Company has notified the Executive pursuant to Section 2 that the Company intends to terminate the Agreement (rather than allow the terms of the Agreement to renew automatically), then the Executive shall be entitled to the benefits provided below:

(i) the Company shall pay the Executive all Accrued Compensation;

(ii) the Company shall pay the Executive, as severance pay and in lieu of any further salary for periods subsequent to the Termination Date, in a single payment an amount in cash equal to one (1) times the sum of (A) the Executive’s Base Salary at the highest rate in effect at any time prior to the date the Notice of Termination is given and (B) the “Payment Amount.” For purposes of this Agreement, the term “Payment Amount” shall mean an amount which is equal to one hundred percent (100%) of the higher of the Executive’s Base Salary in effect during the year in which the Termination Date shall occur or one hundred percent (100%) of the Executive’s highest Base Salary in effect during the 12 months prior to the Termination Date;

(iii) except as may otherwise be determined in accordance with Revenue Ruling 2008-13 (on a basis consistent in all material respects among all executive officers whose compensation, or the deductibility thereof by the Company, is affected by Section 162(m) of the Code or any successor provision thereto) by the Compensation Committee at the time of grant of such equity-based award:

(A) All service-based restrictions on outstanding equity-based awards (including, without limitation, restricted stock awards, and performance stock awards) then held by the Executive shall lapse;

(B) All performance targets and goals applicable to such equity-based awards in respect of any past or future period must continue to be satisfied for each period relevant to such award;

(C) Any equity-based award shall be paid at the time and in the form specified in the Mobile Mini, Inc. 2006 Equity Incentive Plan or the relevant plan under which such award is outstanding; and

(D) All stock options (including performance-based stock options) and stock appreciation rights granted to the Executive shall become fully (100%) vested and shall become immediately exercisable and the Company shall permit the Executive (or his estate), to exercise the same at any time during the 90-day period following such termination; and

(iv) for a period of twelve (12) months following such termination, the Company shall at its expense continue on behalf of the Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits which were being provided to the Executive and other members of senior management of the Company at the time Notice of Termination was given. The benefits provided in this Section 6(b)(iv) shall be no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage provided the Executive under the plans providing such benefits at the time Notice of Termination is given. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverage of the combined benefit plans is no less favorable to the Executive, in terms of amounts and deductibles and costs to him, than the coverage required to be provided hereunder. This Subsection (iv) shall not be interpreted so as to limit any benefits to which the Executive or his dependents may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including, without limitation, retiree medical and life insurance benefits.”

2. Ongoing Force and Effect; Amendment. Except as expressly set forth herein, all of the terms and conditions of the Employment Agreement remain unchanged and in full force and effect. All references to the Employment Agreement in any other document to which the Company is a party shall hereafter mean and refer to the Employment Agreement as amended by this 2012 Amendment. This 2012 Amendment may not be amended or modified, except pursuant to a written agreement signed by the party to be charged therewith.

3. Governing Law. This 2012 Amendment shall be governed and construed in accordance with the laws of the State of Arizona, without giving effect to the conflict of law principles thereof.

4. Headings. The headings of the Sections, paragraphs and clauses of this 2012 Amendment are inserted for convenience only and shall not be deemed to constitute a part of this 2012 Amendment.

5. Counterparts. This 2012 Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which together shall constitute the same agreement.

6. Authorization. The Company’s Senior Vice President and General Counsel is authorized to sign this 2012 Amendment on behalf of the Company.

[Signature Page follows; remainder of this page is blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

Company:

MOBILE MINI, INC.

By:	/s/ Jeff Goble
Name:	Jeff Goble
Title:	Director

Executive:

/s/ Mark E. Funk
Mark E. Funk